Exhibit 14(b)

CONSENT OF WILLKIE FARR & GALLAGHER LLP

We hereby consent to the reference to our Firm under the headings “Federal Income Tax Consequences,” “Other Service Providers”, “Material U.S. Federal Income Tax Consequences of the Reorganization” and “Legal Matters” in the Combined Prospectus/Proxy Statement filed on Form N-14.

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP

New York, New York

March 29, 2011